Exhibit 4.12

2021 Information Technology Service for Ping An Technology Provided by OneConnect

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The excluded information has been bracketed.

Ping An Technology (Shenzhen) Co., Ltd.

Information Technology Service Agreement

Party A: OneConnect Financial Technology Co., Ltd.

Party B: Ping An Technology (Shenzhen) Co., Ltd.

Party C: Shenzhen Ping An Communication Technology Co., Ltd.

(In the main context of the Agreement, Party B and Party C are collectively referred to as “Service Providers” and individually as itself)

NOW, THEREFORE, on the basis of equality and mutual benefit and through friendly negotiations, the Parties hereto have reached the following agreement with respect to matters related to information products and technical service cooperation:

Article 1 Types and Scope of Transaction

1.1

The types and scope of transaction as agreed hereunder include sales and provision of expert consultation, development services, infrastructure operation and maintenance, office support, information security, public platforms, application products, and other information products and technical services (hereinafter referred to as “Product/Service”) by the Service Providers to Party A.

1.2	As a consideration for the fees paid by Party A to the Service Providers, the Service Providers shall sell and provide Product/Service to Party A. For specific

2021 Information Technology Service for Ping An Technology Provided by OneConnect

Products/Services, please refer to Annex I “List of Technical Services” hereof.

1.3	The accounting information of Product/Service is based on the information issued on the monthly bill.

Article 2 Pricing Policy of Transaction and Basis

2.1	The transaction stipulated in Article 1.1 hereof between Party A and the Service Providers shall follow the principle of fair pricing.
2.2	In case there is a comparable market price or charging standard of an independent third party for the transaction, the transaction price may be determined by reference to such price or standard.
2.3

In case there is no such comparable market price for the transaction, the transaction price may be determined with reference to the price of non-related transactions between a related party and a third party independent of such related parties.

2.4

In case there is neither the market price of an independent third party nor an independent non-related transaction for reference, the transaction price shall be determined by the “Transactional Net Margin Method”.

2.5	The specific transaction pricing shall be calculated based on the price of a specific product/service.

Article 3 Quotation and Penalty

3.1

The quotation of Party A's Product/Service shall not exceed RMB [***], (tax-included), and the tax-excluded amount shall not exceed RMB [***], and the total amount of taxes does not exceed RMB [***]. The maximum fine for the Service Providers is RMB [***]. In case the number of services determined according to the budget is adjusted during the actual use in 2021, the quotation of Product/Service and the fine shall also be adjusted accordingly. The contract quotation and the annual maximum fine are detailed in the table below.

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		Tax-excluded Amount (RMB)	Tax (RMB)	Tax-included Amount (RMB)	Annual Maximum Fine (RMB)
IT Service Fees for BU		***	***	***	***
Fees of each module	Five Centers	***	***	***	***
	Information Security Fees	***	***	***	***
Total		***	***	***	***

Note: The VAT rates are based on those applicable to the Product / Service provided

3.2

Party A shall pay the above-mentioned fees to the Service Providers for the purchased Product/Service in accordance with the Agreement, Annex II “Service Price” and Annex III “Service Charging Method”. The actual settlement is based on the service catalogue published by Party B in the pricing system.

3.3	The service charging method agreed in the Service Agreement shall be adopted as the service charging methods of the Service Provider based on the different types of services.
3.4	All amounts and fees specified or referred to hereunder shall include applicable taxes and shall be paid in RMB.
3.5

The fine is comprehensively defined on basis of two indicators, i.e. availability rate of key systems and number of major events. The fine shall be settled with Party A semi-annually and refunded to Party A in the fee of the following month. For the specific calculation formula of the fines, please refer to Annex IV “Penalty Rules” hereof.

3.6

The content of the annexes hereto may be updated from time to time by the Parties on the basis of the needs of the cooperative business, and the specific content is based on the written confirmation of the Parties.

3.7	All amounts and fees specified or referred to hereunder shall:

(1)include all applicable tax fees;

(2)be paid in RMB.

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3.8

The Service Providers shall send the bill to Party A on the fifth (5th) day of each month (In case the payment date falls on a non-working day, the following working day will be effective), and Party A should complete the bill check before the tenth (10th) day of each month (In case the payment date falls on a non-working day, the following working day will be effective). In case of any objection, it shall be raised in writing within three (3) working days (hereinafter referred to as the “Bill Objection Period”) after the bill is received; for the questions raised by the beneficiary, the Service Providers shall give feedback within three (3) working days. Where Party A does not file a written objection to the Service Providers within a bill objection period, it shall be deemed that Party A has confirmed and agreed to the bill provided by the Service Providers, and in such case Party A shall pay the service fees to the Service Providers within thirty (30) days after receiving special VAT invoices provided by the Service Providers. After the monthly bill is issued, if there is a reconciliation discrepancy or dispute, the settlement should be completed based on ninety percent (90%) of the bill amount in the month, and the difference shall be verified and settled within the following month.

Article 4 Value-added Tax Clauses

4.1

In case the deliverables of Product/Service received by Party A within the period specified in the Agreement are accepted, the Service Providers shall issue special VAT invoices to Party A, or apply to the tax bureau for issuing special VAT invoices to Party A. The specific invoicing information shall be confirmed in writing by Party A and Party B.

4.2

In case the Service Providers provide products / services to Party A and its branches at the same time, the Parties shall agree on the branches of Party A and the applicable corresponding price in contracts. The Service Providers shall issue special VAT invoices for the corresponding amount to the party bearing the

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expenses in the list.

4.3

The procurement contract price between Party A and the Service Providers shall include applicable taxes, with applicable VAT rate of 6%. If the VAT rate changes, the procurement contract price shall be converted into the tax-excluded amount at the aforementioned tax rate, and the tax-included contract price shall be recalculated at the updated tax rate.

4.4

The Service Providers shall submit the special VAT invoices to Party A within thirty (30) calendar days after they are issued, otherwise Party A may reject the invoices, except for the delays which are not caused by the Service Providers’ faults. After the issuance and submission of special VAT invoices and the receipt and payment of the Parties in a phased way, the total price and tax amount of the special VAT invoices issued and submitted by the Service Providers to Party A shall be consistent with the total price and tax amount to be paid by Party A.

4.5

The Service Providers shall issue legal special VAT invoices in strict compliance with applicable tax regulations and documents. If the special VAT invoice issued by the Service Providers does not meet applicable tax laws and regulations and relevant provisions of tax authorities, any financial losses of Party B arising therefrom shall be borne by the Service Providers.

4.6

If the special VAT invoice issued by the Service Providers is lost, destroyed or stolen before delivered to Party A, resulting in unsuccessful delivery of such invoice to Party A, the Service Providers shall provide Party A with relevant information in accordance with the relevant tax laws and regulations to facilitate Party A’s tax deduction. Otherwise, Party A may refuse to make such payment.

4.7

In order to ensure that the taxes indicated on the invoices can be credited in time and successfully, if the special VAT invoices issued by the Service Providers are lost after delivered and signed by Party A, the Service Providers shall actively assist

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Party A in providing relevant documents in accordance with applicable tax regulations and documents.

4.8

If any credit invoice or re-invoicing for the business hereunder is required due to any sales discount or sales return or as specified by other national regulations, the Service Providers shall be obliged to issue such credit invoice or reissue such invoice, and the Service Providers shall be obliged to return the invoice issued by the Service Providers in accordance with national tax regulations or submit a valid certificate to relevant tax authorities evidencing that the Service Providers are required to issue a credit invoice.

4.9

Any additional or increased taxation fees incurred in this transaction due to changes in tax related laws and regulations of China shall be borne by the Service Providers (suppliers). In any case, Party A shall not be liable for any additional taxation fees arising therefrom.

4.10

If the Service Providers are overseas suppliers, they shall pay applicable taxes in China in accordance with the requirements of tax laws and regulations of China. If the Service Providers have established operating organizations in China and declared and paid VAT by itself, they shall issue VAT invoices to Party A.

4.11	If any Party violates any of the preceding provisions, the defaulting Party shall bear relevant default liabilities in accordance with relevant provisions in respect of default liabilities hereof.

Article 5 Deposit

5.1

In order to avoid the Service Providers’ losses from Party A’s termination of or failure to perform the Agreement without justified reasons, the Parties unanimously agree that Party A shall pay a deposit to the Service Providers. The annual deposit is equivalent to [***]% of the total estimated service fees for the year. The fees and the corresponding deposit are based on the written confirmation of the Parties. The

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confirmation is no later than March 2021. The payment shall be made within 30 working days from the date of confirmation made by the Parties. Party C agrees that the above-mentioned deposit shall be collected and returned by Party B on its behalf. Under the normal performance of the Agreement, the deposit shall not be returned until each and every party has performed their full obligations.

5.2

In case of Party A’s delay in payment of the deposit to the Service Providers, [***]‰ of the total amount of deposit shall be paid for each overdue day. If the overdue period exceeds 30 working days, the Service Providers shall be entitled to terminate the Agreement.

5.3	The Service Providers shall refund the above-mentioned deposit at its original amount within 30 working days from the date of receiving Party A’s notice in any of the following circumstances:
(1)(1)	The Agreement expires and Party A has not breached the contract within the term thereof;
(2)	The Agreement expires and Party A notifies Party B and Party C in writing that it will cease to use the service in the following year;
(3)	Party A terminates the Agreement prior to its expiry on statutory or contractual causes;
(4)

the Service Providers terminate the Agreement prior to its expiry in the absence of statutory or contractual causes, in which case the Service Providers shall pay 20% of the deposit as penalty to Party A together with the refund of deposit at its original amount;

(5)	The Parties execute a new agreement upon the expiry of the Agreement, and the Service Providers have received the deposit thereunder.
5.4	In any of the following circumstances, the Service Provider shall refund the balance of deposit after deducting 20% thereof as liquidated damages within 30 working

2021 Information Technology Service for Ping An Technology Provided by OneConnect

days from the date of receiving Party A’S notice:

(1)	Party A terminates the Agreement prior to its expiry in the absence of statutory or contractual causes;
(2)

If Party A fails to pay the service fees within 30 working days following the due date, the Service Providers may deduct the overdue amount from Party A’s deposit and notify Party A to make up the deposit within 5 working days from the date of receipt of such notice. If Party A refuses to make up the deposit, the Service Providers are entitled to terminate the Agreement.

5.5	After Party A pays deposit for the current year to the Service Providers, the Service Providers shall refunded deposit for the preceding year to Party A within 30 working days.

Article 6 Responsibilities of Party A

6.1	Party A shall set up a special organization or designate special personnel for the following main functions, including:
(1)	Promoting, managing and submitting original demands of users;
(2)	Organizing user testing, user training, and online promotion;
(3)	Organizing and arranging users to participate in the verification after changes in production environment (such as release of a new version or changes in infrastructure settings);
(4)

Timely providing feedback on business activities to the system operation department of the Service Providers that will lead to changes in the peak volume of access, periodicity of peak access, and location of access to related application systems.

6.2

Party A shall accept and confirm the work results and bills delivered by the Service Providers on time in accordance with the provisions hereof, and pay service fees to the Service Providers within the specified period.

2021 Information Technology Service for Ping An Technology Provided by OneConnect

6.3

If Party A’s business development lead to a sharp increase in the workload or a decline in service levels of the Service Provider, Party A shall notify the Service Providers to prepare human resources and technical information within 30 working days in advance.

6.4

Party A’s request shall be submitted to the Service Providers in a formal manner, including in writing. After receiving Party A’s request, the Service Providers shall conduct a comprehensive assessment on resources, costs, and performance capabilities. the Parties will jointly develop a specific work plan based on the conclusions of such assessment.

6.5

For the Products/Services approved in writing by the Parties, the Service Providers may not provide such Products/Services to Party A as agreed without prior investment of resources and costs. Therefore, should Party A be intended to cancel or reduce the scale of a Product/Service, the Service Provider could reallocate resources after the Parties reach an agreement, and assist Party A in transferring such Product/Service to other customers with similar needs. Before the Product/Service is successfully transferred, Party A shall bear all the costs incurred by the Service Provider for providing the Product/Service.

Article 7 Responsibilities of Service Provider

7.1	The Service Provider shall provide Products/Services to Party A in accordance with the Service Agreement.
7.2	In order to ensure that Party A can effectively supervise the service quality of the Service Providers, the Parties shall negotiate and reach an agreement on the service standards.
7.3

The Service Providers undertake to ensure that the safety, stability, and continuity of Products/Services provided to Party A shall not be lower than those required by regulatory standards according to requirements of Party A and relevant regulatory

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authorities, such as the China Banking and Insurance Regulatory Commission and the China Securities Regulatory Commission in the course of providing Products/Services, and ensure the security, independence and confidentiality of information and data of Party A, Party A’s affiliates and Party A’s customers.

7.4	The Service Providers shall submit bills to Party A on a regular basis.
7.5	The Service Provider shall regularly review indicators of all Products/Services at the request of Party A.
7.6

For the purposes of this definitions, affiliate means, with respect to any party, any business entity (a) directly or indirectly controlled by such party, or (b) such party controlled, (c) jointly controlled a company with such party, or (d) under common control with such party. For purposes of this definition, “control” means the possession of the direct or indirect power to cause the direction of the management and policies of such entity, whether through the ownership of voting shares or other ownership interests with voting rights, or by contract or otherwise.

Article 8 Representations and Warranties

8.1	Party A hereby represents and warrants as follows:
(1)	Party A has been duly incorporated under the law as an independent legal person with valid business license.
(2)	Party A has been engaged in business activities in accordance with the law, and has not engaged in any activities beyond the scope of business stipulated by law.
(3)

Party A has obtained or completed all government approvals (if required) and internal authorization procedures for the execution of the Agreement, and the signing person of the Agreement is a duly authorized representative of Party A, and the Agreement shall constitute binding obligations of Party A upon signing.

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(4)

The execution of the Agreement or the performance of obligations hereunder by Party A neither breaches any other agreements to which Party A is a party or its articles of association, nor violates any laws, regulations or rules.

8.2	Each Service Provider hereby represents and warrants as follows:
(1)	Each Service Provider has been duly incorporated under the law as an independent legal person with valid business license.
(2)	Each Service Provider has been engaged in business activities in accordance with the law, and has not engaged in any activities beyond the scope of business prescribed by law.
(3)	Each Service Provider has obtained or completed all government approvals (if required) and internal authorization procedures for the execution of the Agreement. The signing person of the Agreement is a duly authorized representative of Party A, and the Agreement shall constitute the binding obligations of Party A upon signing.
(4)	The execution of the Agreement or the performance of obligations hereunder by Each Service Provider neither breaches any other agreements to which such Service Provider is a party or its articles of association, nor violates any laws, regulations or rules.

Article 9 Intellectual Property Rights

9.1

The Parties confirm that all intellectual property rights of the Products/Services belong to and shall be vested in the Service Provider. The Parties unanimously agree that the intellectual property rights of the software, programs, hardware equipment and related documents developed jointly by the Parties or entrusted by Party A to develop by the Service Providers shall be vested in the Service Providers, unless otherwise agreed by the Parties.

9.2	Upon performance of obligations hereunder, Party A shall be entitled to a

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worldwide, non-exclusive and sub-licensable perpetual license according to Party A's use needs for main business. The list of intellectual property rights as updated from time to time shall prevail for authorized Products/Services. The scope of authorization includes the rights to: (i) install, copy, modify, improve, transmit, distribute (through multi-layer distribution), disseminate information on network, or license any number of users, devices or sites to install, and use the above products, services, documents or materials; (ii) modify, enhance, transform, recompile, upgrade and otherwise develop derivatives of the source code; and (iii) make, lease, sell and solely enjoy the profits. The intellectual property rights arising from the secondary development of Party A based on the aforementioned authorization are vested in Party A, and Party A shall grant the Service Providers the same rights as aforementioned.

9.3

The Service Provider shall allow Party A to use the Service Providers’ hardware equipment, data and other assets to provide services for Party A, and the intellectual property rights generated by Party A based on the use of the aforementioned assets shall be vested in Party A, and Party A shall grant the Service Provider a worldwide, non-exclusive, sublicensable perpetual license as consideration.

9.4

The trade secrets generated in the course of cooperation among the Parties are vested in the owner thereof, and the receiving Party of such trade secrets shall bear corresponding confidentiality responsibilities in accordance with Article 18 of the Agreement .

9.5

“Software, programs, hardware equipment and related documents, etc.” mentioned hereunder include (but not limited to) source code, object code, related documentation and consultation reports. “Intellectual property rights” referred to hereunder include (but not limited to) trademark rights, copyrights, patent

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application rights and patent rights, trade secrets, etc.

Article 10 Accountabilities and Communication Mechanism of Risk Warning Information

10.1

The Parties are aware that other Parties shall conduct accountability investigations against any violation cases according to regulatory requirements or their own systems, including but not limited to significant violation of laws (such as the Criminal Law of the People's Republic of China), regulatory rules and regulations of their companies. The Parties shall comply with the following principles in dealing with any accountability cases involving any Party hereto that occurs or may occur during the performance of the Agreement:

(1)	Communication of risk warning information:

If any party is aware, predicts or foresees that any case that occurred or is likely to occur may involve with other parties or their employees, such party, if appropriate hereunder, shall communicate and inform such information on risk warning events or accountability cases in formal emails or other written forms as soon as possible through meetings, compliance and internal control departments of the Parties.

(2)	Principles of accountability

The Parties shall, based on the actual management line of such cases, conduct accountability investigations and negotiations according to the principle of “Authority with Corresponding Responsibility”.

(3)	Communication of decisions of accountability cases:

The parties hereto shall cooperate with each other to communicate the decisions on such accountability cases, and the Service Providers shall assist Party A in providing accountability reports to the relevant regulatory

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authorities. The parties undertake to sort out materials on handling such cases and submit them to the meeting platform to ensure other Parties' right to know.

Article 11 Indemnities and Limitation of Liability

11.1

Each party shall indemnify and hold harmless other parties against claims, actions, procedures, losses, damages, expenses and costs (including court fees and attorney fees) arising out of or in connection with such party's breach of the Agreement.

11.2

Under no circumstances, the Service Providers shall be liable for any of the following losses or damages suffered by Party A (or any person who submit claims via Party A), whether direct or indirect, immediate or consequential, whether based on contract, tort (including negligence) or any other claims:

(1) profit loss;

(2) loss of expected revenue;

(3) loss of business opportunities; and

(4) loss of goodwill.

11.3

In case the Service Providers shall compensate any other Parties under the Agreement and related agreements, the Parties shall calculate liabilities for breach of the contract as agreed. The Service Providers will comprehensively define the compensation amount based on the two indicators, i.e. availability of key system and number of major events. Such compensation amount is settled with Party A semi-annually, and refunded to Party A in the fee of the following month.

Article 12 Effectiveness and Term

12.1

The Agreement shall be valid from January 1, 2021 to December 31, 2021, and shall come into effect on the date of signature by the legal representatives or authorized representatives of the Parties and affixation of corporate seals hereto. In case that no objection is raised by any Party one month before the expiration of the

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Agreement, the Agreement shall be extended automatically for one year.

Article 13 Modification and Termination

13.1

Each party hereto may submit a written request for change of the Agreement to the representatives of other Parties. Upon receipt of such request, the representatives of the Parties shall arrange negotiations on such change within 15 working days. Any change of the Agreement shall be subject to approval by the Parties hereto. The new version or terms will be effective upon signature by the Parties, and the previous version or corresponding terms thereof shall be null and void.

13.2

If any party hereto commits a material breach of its obligations hereunder and fails to make corrections within 30 working days after receipt of a written notice specifying such default, the non-defaulting parties shall be entitled to terminate the Agreement by giving written notice to other parties.

13.3

Unless prohibited by applicable insolvency law, if any party has been designated a receiver or transferee of its assets in the interest of a creditor, or is bankrupt or insolvent, the other party shall be entitled to terminate the Agreement by giving written notice.

13.4

Upon the termination of the Agreement, Party A shall pay fees and expenses incurred by the Service Providers prior to date of termination and arrange handover of relevant work. In case that Party A has prepaid relevant fees to the Service Provider which exceeds the actual cost incurred by the Service Providers, the Service Providers shall refund the difference thereof to Party A within 30 working days after confirmation with Party A.

Article 14 Non-assignment and Waiver

14.1	No Party shall assign the Agreement or any rights or obligations hereunder without the prior written consent of other parties.
14.2	Any party's failure to exercise any of its rights hereunder shall not constitute or be

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deemed as a waiver or loss of such rights by such party.

Article 15 Force Majeure

15.1

In case any Party fails to perform the contract the Agreement due to force majeure events such as war, serious fire, flood, typhoon, and earthquake, the term for the execution of the Agreement shall be extended for a period equivalent to the effect of such events. A force majeure event refers to any events that are unforeseeable at the time of conclusion of the Agreement and the occurrence and consequences of which are unavoidable and insurmountable. The affected Party shall notify other parties immediately after the occurrence of such event, and submit the evidencing document issued by relevant authorities of the place where such event occurs to other parties for review and confirmation within 15 working days after its occurrence. In the such cases, the affected Party is still obligated to take all necessary actions to perform the obligations hereunder.

Article 16 Governing Law and Dispute Resolution

16.1

The execution and performance of the Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan), and shall be construed in accordance with the above-mentioned laws.

16.2

Any dispute arising from or in connection with the Agreement shall be settled first through amicable negotiation. In case that negotiations fail, any party may submit the dispute to Shenzhen Court of International Arbitration for arbitration. An arbitration tribunal shall be composed of three arbitrators, two of which shall be appointed by the Parties respectively, and the presiding arbitrator shall be jointly selected by the Parties. The arbitration award shall be final and binding upon the Parties. Unless otherwise specified by such arbitration award, the arbitration fee shall be borne by the unsuccessful party.

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16.3	In the course of dispute, the Parties shall continue to perform the rest of the Agreement except for those must be negotiated or settled by arbitration.

Article 17 Notice

17.1	Any notice among the Parties under or in connection with the Agreement shall be in writing and shall be delivered or sent:

(1) in person or by courier or prepaid postal service;

(2) by fax; or

(3) via email.

17.2	A notice is deemed to have been delivered in the following circumstances:

(1) on the date of receipt of a signed confirmation if delivered in person;

(2) at the delivery time recorded by the postman or courier if sent by prepaid post or other courier service;

(3) in case sent by fax, at 8:00 a.m. of the working day following the transmission date; and

(4) at the time of sending out the email if sent by e-mail;

Article 18 Confidentiality of Trade Secrets

18.1

The Parties shall strictly keep confidential of the trade secrets of the Parties, their associated companies and any third parties who are subject to confidentiality obligations thereto. No Party shall use any trade secrets outside the purpose of the Agreement or disclose any trade secrets directly or indirectly to any third party without the written approval of the other party.

18.2

For the purpose of the Agreement, in case of disclosure of any above-mentioned trade secrets to representatives (including but not limited to employees, directors, shareholders, consultants, cooperating entities and other representatives of the Parties), the Parties shall procure their representatives to abide by the provisions on confidentiality and shall be liable for any breach of confidentiality hereof by such

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representatives.

18.3	The Parties agree that the confidentiality period of a trade secrets starts from the date of knowledge until entry into the public domain.
18.4

For the purpose of this Article, “trade secret” shall include (but not limited to): (a) any and all contracts, faxes or emails related to the project; (b) customer information, products, business plans, marketing information, investment information, financial status, drawings, technology Know-how, computer programs, research and other materials; (c) information of a third party that is subject to confidentiality obligations of the disclosing Party; (d) any other confidential information determined by persons acting with due care.

18.5	For the purpose of this Article, "Associated company" means a company that controls, is controlled by, or is under the common control of the same entity.

Article 19 Anti-commercial Bribery

19.1

The Parties understand and are willing to strictly abide by the anti-commercial bribery laws and regulations of the People's Republic of China, and are aware that any form of bribery and corruption will violate the law and will be severely punished by the law.

19.2

No Party shall request, accept, offer or give any benefits other than those agreed hereunder from any other party or its agent or other relevant personnel, including but not limited to any express or implied deduction, cash, shopping card, benefit in kind, negotiable securities, travel or other non-material benefits. Any benefits falling within industry or common practice shall be expressly stated in the Agreement.

19.3

The Parties shall strictly prohibit their agents from any commercial bribery. If any agent of any Party commits any actions stated in paragraph 2 of this Article, it shall be deemed as in violation of company regulations and shall be punished by the company regulations and national laws.

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19.4

The Parties are opposed that any party or its agent commits any actions stated in paragraph 2 of this Article with any third party other than the Parties hereto for the purpose of the Agreement. Any such actions are in violation of and will be punished by national laws.

19.5	If any party or its agent violates the provisions of paragraphs 2, 3 and 4 above and causes losses to other parties, such losses shall be borne by the violating Party.
19.6

For the purpose of this Article, “Other Related Personnel” refers to the persons other than the agents of the Parties, who have direct or indirect interested in the Agreement, including but not limited to the relatives and friends of such agents.

Article 20 Anti-false Publicity

20.1

The Parties understand and are willing to strictly abide by the provisions of laws concerning intellectual property rights, contract law and advertising law, such as the Copyright Law, the Trademark Law, the Patent Law, and the Anti-Unfair Competition Law of the People's Republic of China. Each Party shall be entitled to make true and reasonable use or publicity within the agreed scope and in the agreed way on the matters agreed hereunder, save for the confidential information agreed hereunder. In order to avoid the risk related to trademark infringement and improper publicity, the Parties agree that prior written approval from any other party shall be obtained before the use of such party's trademark, brand, and company name for publicity. Otherwise, no such use or publicity shall be allowed. The Parties hereby undertake that they will actively respond to any other party's request for reasonable use or publicity for cooperation matters. The Parties acknowledge that the Agreement is breached in the following circumstances: (a) without the prior written consent of the corresponding party, using its trademark, brand and company name for commercial publicity; (b) fabricating cooperation matters; or (c) exaggerating the scope, content, effect, scale and extent of cooperation. The

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above-mentions actions may constitute unfair competition due to false publicity. In such cases, the abiding party or the infringed Party shall be entitled to take corresponding legal actions.

Article 21 Miscellaneous

21.1

Where any clause or provision of the Agreement is deemed to be illegal, invalid or unenforceable due to newly promulgated or newly amended laws, regulations or requirements of regulatory authorities, the validity or enforceability of other unrelated provision contained herein shall not be affected. The Parties shall negotiate separately the illegal, invalid or unenforceable provisions of the Agreement. In the course of such negotiation, the above-mentioned relevant provisions shall be suspended.

21.2

For any transaction between Party A and the Service Providers stipulated in Article 1.1 hereof, the pricing of specific Products/Services, service standards, and the rights and obligations of the Parties shall be subject to a separate written agreement executed by the Parties.

21.3	The Agreement is executed in four counterparts, each of which shall have the same legal effect. Party A shall hold two copies, and Party B and Party C shall hold one copy respectively.
21.4	The Agreement includes the following annexes, which have the same legal effect as the Agreement after written confirmation by the Parties during the validity of the Agreement.

(1) Annex I: “List of Technology Services”

(2) Annex II: “Service Price”

(3) Annex III: “Service Charging Method”

(4) Annex IV: “Penalty Rules”

(5) Annex V: “Service-Level Agreement” (“SLA)"

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The reminder of this page is intentionally left blank.

(This page is the signature page of Information Techonology Service Agreement)

Party A: OneConnect Financial Technology Co., Ltd. (Seal)

Legal representative or authorized representative: /s/ Wangchun Ye

Date:

Party B: Ping An Technology (Shenzhen) Co., Ltd. (Seal)

Legal representative or authorized representative: /s/

Date: March 24, 2021

Party C: Shenzhen Ping An Communication Technology Co., Ltd. (Seal)

Legal representative or authorized representative: (signature)

Date:

(This page is the signature page of the Information Technology Service Agreement for Ping An Technology (Shenzhen) Co., Ltd.)